QUEST RESOURCE HOLDING CORPORATION

To Challenge, Manage & Inform℠

Exhibit 99.1

Quest Resource Holding Corporation Reports Third Quarter 2023 Financial Results

THE COLONY, TX – November 14, 2023 – Quest Resource Holding Corporation (NASDAQ: QRHC) ("Quest"), a national leader in environmental waste and recycling services, today announced financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights

•
Revenue was $70.4 million, a 4.0% decrease compared with the third quarter of 2022.
•
Gross profit was $12.4 million, a 2.0% increase compared with the third quarter of 2022.
•
Gross margin was 17.7% of revenue compared with 16.6% during the third quarter of 2022.
•
GAAP net loss per diluted share attributable to common stockholders was $(0.10), compared with $(0.09) per diluted share during the third quarter of 2022.
•
Adjusted EBITDA was $3.7 million, compared with $3.8 million during the third quarter of 2022.
•
Adjusted net income per diluted share was $0.02 compared with adjusted net income of $0.04 per diluted share during the third quarter of 2022.

Year-to-Date 2023 Highlights (September 30, 2023)

•
Revenue was $219.0 million, a 1.2% decrease compared with the same period of 2022.
•
Gross profit was $38.6 million, a 1.2% increase compared with the same period of 2022.
•
Gross margin was 17.6% of revenue compared to 17.2% during the same period of 2022.
•
GAAP net loss per diluted share attributable to common stockholders was $(0.25), compared with $(0.14) during the same period of 2022.
•
Year-to-date Adjusted EBITDA was $12.7 million, compared to $14.1 million during the same period of 2022.
•
Adjusted net income per diluted share was $0.12, compared with $0.29 per diluted share during the same period of 2022.

“Gross profit dollars for the third quarter increased slightly in comparison with the prior year but were below our expectations for sequential growth. We estimate that gross profit dollar contribution from RWS was approximately $800,000 below our expectations. This included approximately $500,000 of unfavorable adjustments to costs of sales, which were identified during the process of completing the systems integration of RWS. In addition, we had a billing adjustment of approximately $400,000 for a large, quickly-ramping customer. Excluding these adjustments, our business performed well and was in line with results from the second quarter. We’ve taken action to improve the efficiencies of RWS and estimate $1.7 million in annualized cost savings beginning in the fourth quarter of this year.” said S. Ray Hatch, President and Chief Executive Officer of the Company.

“While the pace of adding new business has been slower than we would have liked, we are encouraged by recent progress and expect sequential growth in gross profit dollars for the fourth quarter. Additionally, in recent months we have seen a noticeable uptick in the number and size of opportunities in our pipeline. Due to our initiatives, we expect to end the year strong, as a ramp of new business from both new and existing customers offsets what is normally a seasonally weaker quarter. In addition, we continue to build our operating platform, investing in capabilities, which will enable us to drive operating efficiencies and to continually enhance our customer service. Importantly, our outlook for profitable growth in fourth quarter and 2024 remains positive.”

Third Quarter 2023 Earnings Conference Call and Webcast

Quest will conduct a conference call on Tuesday, November 14, 2023, at 5:00 PM ET, to review the financial results for the third quarter ended September 30, 2023. Investors interested in participating on the live call can dial 1-855-327-6837 or 1-631-891-4304. The conference call, which may include forward-looking statements, is also being webcast and is available via the investor relations section of Quest’s website at https://investors.qrhc.com/investors. A replay of the webcast will be archived on Quest’s investor relations website for 90 days.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, non-GAAP financial measures, "Adjusted EBITDA," and “Adjusted Net Income” are presented. From time-to-time, Quest considers and uses these supplemental measures of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both (1) GAAP measures that include (i) depreciation and amortization, (ii) interest expense, (iii) stock-based compensation expense, (iv) income tax expense, and (v) certain other adjustments, and (2) non-GAAP measures that exclude such items. Quest presents these non-GAAP measures because it considers them an important supplemental measure of Quest's performance. Quest's definition of these adjusted financial measures may differ from similarly named measures used by others. Quest believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. These non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP measures. (See attached tables "Reconciliation of Net Loss to Adjusted EBITDA" and “Adjusted Net Income Per Share”).

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that enable larger businesses to excel in achieving their environmental and sustainability goals and responsibilities. Quest delivers focused expertise across multiple industry sectors to build single-source, client-specific solutions that generate quantifiable business and sustainability results. Addressing a wide variety of waste streams and recyclables, Quest provides information and data that tracks and reports the environmental results of Quest’s services, gives actionable data to improve business operations, and enables Quest’s clients to excel in their business and sustainability responsibilities. For more information, visit www.qrhc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our expectation that our momentum will continue through the rest of the year, our belief that we are well positioned to continue to weather a challenging economic environment, execute our growth strategies and our positive outlook for profitable growth during 2023 and the next year. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, the spread of major epidemics (including Coronavirus) and other related uncertainties such as government-imposed travel restrictions, interruptions to supply chains, commodity price fluctuations, and extended shut down of businesses, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC

Joe Noyons

817.778.8424

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$70,425	$73,358	$219,036	$221,785
Cost of revenue	57,995	61,175	180,471	183,685
Gross profit	12,430	12,183	38,565	38,100
Selling, general, and administrative	9,620	9,333	28,250	27,976
Depreciation and amortization	2,342	2,473	7,219	7,308
Total operating expenses	11,962	11,806	35,469	35,284
Operating income	468	377	3,096	2,816
Interest expense	(2,408)	(1,911)	(7,407)	(5,057)
Loss before taxes	(1,940)	(1,534)	(4,311)	(2,241)
Income tax expense	111	152	650	479
Net loss	$(2,051)	$(1,686)	$(4,961)	$(2,720)

Net loss applicable to common stockholders	$(2,051)	$(1,686)	$(4,961)	$(2,720)
Net loss per common share:
Basic	$(0.10)	$(0.09)	$(0.25)	$(0.14)
Diluted	$(0.10)	$(0.09)	$(0.25)	$(0.14)
Weighted average number of common shares outstanding:
Basic	20,060	19,368	19,985	19,298
Diluted	20,060	19,368	19,985	19,298

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(2,051)	$(1,686)	$(4,961)	$(2,720)
Depreciation and amortization	2,438	2,554	7,486	7,541
Interest expense	2,408	1,911	7,407	5,057
Stock-based compensation expense	289	413	950	998
Acquisition, integration, and related costs	374	327	1,026	2,301
Other adjustments	141	176	172	485
Income tax expense	111	152	650	479
Adjusted EBITDA	$3,710	$3,847	$12,730	$14,141

ADJUSTED NET INCOME (LOSS) PER SHARE

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Reported net loss (1)	$(2,051)	$(1,686)	$(4,961)	$(2,720)
Amortization of intangibles (2)	2,224	2,222	6,668	6,617
Acquisition, integration, and related costs (3)	374	327	1,026	2,301
Other adjustments (4)	2	—	(75)	—
Adjusted net income	$549	$863	$2,658	$6,198

Diluted earnings (loss) per share:
Reported net loss	$(0.10)	$(0.09)	$(0.25)	$(0.14)
Adjusted net income	$0.02	$0.04	$0.12	$0.29

Weighted average number of common shares outstanding:
Diluted (5)	22,425	21,642	22,218	21,575

(1) Applicable to common stockholders

(2) Reflects the elimination of non-cash amortization of acquisition-related intangible assets

(3) Reflects the add back of acquisition/integration related transaction costs

(4) Reflects adjustments to earn-out fair value

(5) Reflects adjustment for dilution when adjusted net income is positive

BALANCE SHEETS

(In thousands, except per share amounts)

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$870	$9,564
Accounts receivable, less allowance for doubtful accounts of $2,357 and $2,176 as of September 30, 2023 and December 31, 2022, respectively	49,932	45,891
Prepaid expenses and other current assets	2,746	2,310
Total current assets	53,548	57,765

Goodwill	84,258	84,258
Intangible assets, net	27,768	33,557
Property and equipment, net, and other assets	4,866	5,911
Total assets	$170,440	$181,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$40,916	$32,207
Other current liabilities	2,498	4,689
Current portion of notes payable	1,159	1,159
Total current liabilities	44,573	38,055

Notes payable, net	56,786	70,573
Other long-term liabilities	1,396	1,724
Total liabilities	102,755	110,352

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 19,960 and 19,696 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	20	20
Additional paid-in capital	175,383	173,876
Accumulated deficit	(107,718)	(102,757)
Total stockholders’ equity	67,685	71,139
Total liabilities and stockholders’ equity	$170,440	$181,491

# # #